SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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EQ ADVISORS TRUST
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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED FEBRUARY    , 2009

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about changes to sub-advisers for the EQ/AllianceBernstein Intermediate Government Securities Portfolio and EQ/JPMorgan Core Bond Portfolio (each, a series of EQ Advisors Trust (the “Trust”). The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104.

AXA Equitable Life Insurance Company (“AXA Equitable”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares and are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees to select and replace investment sub-advisers for the Trust (“Advisers”) and to amend the advisory agreements between AXA Equitable and the Advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board of Trustees, to appoint and replace Advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board of Trustees of the Trust held on December 3-4, 2008, the Board of Trustees, including the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended) of the Trust, the Investment Manager, the Advisers or the Distributors (“Independent Trustees”), unanimously approved the Investment Manager’s proposals to:

(1)	Replace AllianceBernstein L.P. (“AllianceBernstein”), the existing sub-adviser to the EQ/AllianceBernstein Government Securities Portfolio, with SSgA Funds Management, Inc. (“SSgA FM”);

(2)	Replace JPMorgan Investment Management Inc. (“JPMorgan”), the existing sub-adviser to the EQ/JPMorgan Core Bond Portfolios with SSgA FM”;

In addition to the above, the Board unanimously approved the change of the investment strategy of each series from an actively managed portfolio to a passively managed index portfolio.

The Investment Manager’s proposals were based on the Investment Manager’s strategic outlook and its assessment of the long-term viability of each Portfolio. The Investment Manager also believed that it could best realize operational and administrative efficiencies with respect to the Portfolios (and thereby leverage such efficiencies) by consolidating passively managed strategies among the Trust’s sub-advisers. These changes took effect on or about January 15, 2009.

The changes described above are summarized in the following tables:

Portfolio Name	Current Adviser	New Adviser(s)
EQ/AllianceBernstein Intermediate Government Securities Portfolio	AllianceBernstein	SSgA FM

EQ/JPMorgan Core Bond Portfolio	JPMorgan	SSgA FM

In connection with the above, the Board of Trustees also approved an amendment dated January 1, 2009 to the Investment Advisory Agreement between AXA Equitable and SSgA FM dated December 1, 2008 (“Investment Advisory Agreement”). Further, the Board of Trustees also approved name changes for the following Portfolios as indicated below effective on or about January 15, 2009:

Existing Name	New Name
EQ/AllianceBernstein Intermediate Government Securities Portfolio	EQ/Intermediate Government Bond Index Portfolio (“Government Bond Index Portfolio”)

EQ/JPMorgan Core Bond Portfolio	EQ/Core Bond Index Portfolio (“Core Bond Index Portfolio”)

Factors Considered by the Board

In approving the Investment Advisory Agreement, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the affected Portfolio. The Board further considered factors it deemed relevant with respect to each Portfolio, including, as applicable: (1) the nature, quality and extent of the services to be provided to the Portfolio by the Adviser and its affiliates; (2) the performance of the Adviser as well as the performance of comparable accounts advised by the Adviser as compared to a peer group or an appropriate benchmark; (3) the level of the proposed sub-advisory fees; (4) the anticipated effect of growth and size on the Portfolio’s expenses; and (5) the “fall out” benefits to be realized by the Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the Adviser and its affiliates from their relationships with the Trust). In considering the Investment Advisory Agreement, the Board did not identify any single factor or information as all-important or controlling. In addition, in connection with its evaluation of the fees to be paid under the Investment Advisory Agreement, the Board determined that the Manager’s management fee and profitability and each Portfolio’s overall expense ratios generally were more significant to the Board’s evaluation of the fees and expenses of the Portfolios than the proposed new Adviser’s costs and profitability.

The Board also considered conflicts of interest that may arise between the Trust and the proposed new Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of a new Adviser having responsibility for multiple accounts (including each Portfolio it advises), such as devotion of unequal time and attention to the management of the accounts, inability to allocate limited investment opportunities across accounts and incentive to allocate opportunities to an account where the new Adviser has a greater financial incentive, such as a performance fee account. In this connection, the Board also took into consideration the manner in which the proposed new Adviser addresses such conflicts.

Based on these considerations and the information described below, the Board was satisfied, with respect to the proposed new Adviser and Portfolio, that (1) the Portfolio was reasonably likely to benefit from the nature, quality and extent of the Adviser’s services, (2) the Adviser’s compensation is fair and reasonable, (3) the Adviser’s advisory fee schedule reflects economies of scale that may be realized as the Adviser’s allocated portion of the Portfolio grows, and (4) the performance of the Adviser’s comparable account(s) has been reasonable in relation to the performance of a relevant benchmark or peer group for the periods for which information was provided. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Agreement. As a result of the Board of Trustees’ determination, SSgA FM became an adviser to the Government Bond Index Portfolio and Core Bond Portfolio effective as of January 15, 2009.

Information Regarding the Investment Advisory Agreement

Except as to effective date and compensation, the terms of the Investment Advisory Agreement between AXA Equitable and SSgA FM for its respective portfolio are substantially similar to those of the old investment advisory agreement between AXA Equitable and each prior Adviser. The Investment Advisory Agreement provides that it will remain in effect for its initial two-year term and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Investment Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the respective portfolio, on sixty days’ written notice to AXA Equitable and SSgA FM, or by AXA Equitable or SSgA FM on sixty days’ written notice to the Trust and the other party. The Investment Advisory Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is terminated for any other reason.

The Investment Advisory Agreement generally provides that SSgA FM will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by SSgA FM with respect to its respective portfolio, except that nothing in the agreement limits SSgA FM’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of SSgA FM in the performance of any of its duties or obligations or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to its respective portfolio, if such statement or omission was made in reliance upon information furnished by SSgA FM to AXA Equitable or the Trust.

Under the old investment advisory agreement between AXA Equitable and AllianceBernstein dated as of August 1, 2006, as amended, with respect to the Government Bond Index Portfolio, AllianceBernstein received an advisory fee based on the assets of the Government Bond Index Portfolio as follows: 0.28% of the Portfolio’s average daily net assets up to and including $100 million; 0.20% of the Portfolio’s average daily net assets over $100 million up to and including $200 million; and 0.15% of the Portfolio’s average daily net assets over $200 million. For the fiscal year ended December 31, 2008, AllianceBernstein received $         in advisory fees with respect to the Government Bond Index Portfolio. The Board of Trustees approved the continuance of the investment advisory agreement between AXA Equitable and AllianceBernstein with respect to the Government Bond Index Portfolio on July 9, 2008.

Under the old investment advisory agreement between AXA Equitable and JPMorgan dated as of August 1, 2006, with respect to the Core Bond Index Portfolio, JPMorgan received an advisory fee based on the assets of the Core Bond Index Portfolio as follows: 0.25% of the Portfolio’s average daily net assets up to and including $150 million; 0.20% of the Portfolio’s average daily net assets in excess of $150 million and up to and including $400 million; 0.15% of the Portfolio’s average daily net assets in excess of $400 million and up to and including $2 billion; and 0.10% of the Portfolio’s average daily net assets in excess of $2 billion. For the fiscal year ended December 31, 2008, JPMorgan received $         in advisory fees with respect to the Core Bond Index Portfolio. The Board of Trustees approved the old investment advisory agreement between AXA Equitable and JPMorgan with respect to the Core Bond Index Portfolio on July 9, 2008.

Information Regarding the New Adviser

SSgA Funds Management, Inc.

As Adviser to the Government Bond Index Portfolio, it is anticipated that SSgA FM will seek to track the performance of the Barclays Capital Intermediate Government Bond Index. The Portfolio generally invests at least 80% of its net assets, plus borrowings for investment purposes, in securities, or instruments that invest in securities, that comprise the Barclays Capital Intermediate Government Bond Index (“Government Bond Index”). The Government Bond Index is an unmanaged index that measures the performance of securities consisting of all

U.S. Treasury and agency securities with remaining maturities of from one to ten years and issue amounts of at least $250 million outstanding. The Portfolio also may underweight or overweight individual companies or sectors when the Adviser believes it will benefit performance.

While complete replication of the Government Bond Index is not possible, SSgA FM will employ a stratified sample approach to build a portfolio whose broad characteristics match those of the Government Bond Index. Individual securities holdings may differ from the Government Bond Index, and the Portfolio may not track the performance of the Government Bond Index perfectly due to the expenses and the transaction costs, the size and frequency of cash flow into and out of the Portfolio, and differences between how and when the Portfolio and the Government Bond Index are valued. SSgA FM may also purchase or sell futures contracts on fixed-income securities in lieu of investment directly in fixed-income securities themselves. SSgA FM may also purchase or sell futures contracts on the Government Bond Index (or other fixed-income securities indices), if and when they become available. Bond Index Portfolio are listed in the Trust’s Prospectus under the heading “The Principal Risks.” These risks are discussed in more detail under the heading “More About Investment Strategies & Risks” in the Trust Prospectus.

As Adviser to the Core Bond Index Portfolio, it is anticipated that SSgA FM will seek to track the performance of the Barclays Barclays Capital U.S. Aggregate Bond Index. Under normal market conditions, the Portfolio invests at least 80% of its net assets, plus borrowings for investment purposes, in securities that comprise the Barclays Capital U.S. Aggregate Bond Index (“Aggregate Bond Index”), which covers the U.S. investment-grade, fixed-rate, taxable bond market, including government and credit securities, agency mortgage pass-through securities, asset-backed securities, and commercial mortgage-based securities. To qualify for inclusion in the Aggregate Bond Index, a bond must have at least one year remaining to final maturity, have a fixed coupon rate, be U.S. dollar denominated and must be rated investment-grade (Baa3/BBB- or higher) by at least two of the following ratings agencies: Moody’s, S&P, Fitch. If only two of the three agencies rate the security, the lower rating is used to determine index eligibility. If only one of the three agencies rates a security, the rating must be investment-grade.

While complete replication of the Aggregate Bond Index is not possible, SSgA FM will employ a stratified sample approach to build a portfolio whose broad characteristics match those of the Aggregate Bond Index. Individual securities holdings may differ from the Aggregate Bond Index, and the Portfolio may not track the performance of the Aggregate Bond Index perfectly due to the expenses and the transaction costs, the size and frequency of cash flow into and out of the Portfolio, and differences between how and when the Portfolio and the Aggregate Bond Index are valued. SSgA FM may also purchase or sell futures contracts on fixed-income securities in lieu of investment directly in fixed-income securities themselves. SSgA FM may also purchase or sell futures contracts on the Aggregate Bond Index (or other fixed-income securities indices), if and when they become available.

It is anticipated that Portfolio managers John Kirby and Mike Brunell of SSgA’s Passive Fixed Income Team will jointly and primarily have responsibility for the day-today management of the Government Bond Index Portfolio and Core Bond Index Portfolio (together, the “Fixed Income Index Portfolios”). Mr. Kirby is a Principal of SSgA FM and a Vice President of SSgA. Mr. Kirby is the head of the firm’s Fixed Income Index team and has managed the product since 1999 and portfolios within the group since 1997. In addition to portfolio management, Mr. Kirby’s responsibilities include risk management and product development. Mr. Brunell is a Principal of SSgA FM and SSgA. Mr. Brunell has been a member of the Fixed Income Index team since 2004. In his current role as part of the Beta solutions group, Mr. Brunell is responsible for developing and managing funds against a variety of conventional and custom bond index strategies, including fixed income exchange traded funds, which were established in 2007. Prior to joining the investment group, Mr. Brunell was responsible for managing the US Bond Operations team, which he had been a member of since 1997.

SSgA FM, is located at State Street Financial Center, One Lincoln Street, Boston, MA 02111. SSgA FM is a wholly owned subsidiary of State Street Corporation. As of June 30, 2008, SSgA FM had over $149 billion in assets under management. SSgA FM and other advisory affiliates of State Street Corporation make up State Street Global Advisors (“SSgA”), the investment management arm of State Street Corporation. SSgA is the largest institutional fund management company in the world with $1.8 trillion in assets under management as of June 30, 2008. SSgA provides complete global investment management services from offices in North America, South America, Europe, Asia, Australia and the Middle East.

Directors and principal executive officers of SSgA FM include: James E. Ross, President and Director; Peter G. Leahy, Director; Thomas P. Kelley, Treasurer; Tracy A. Atkinson, Chief Compliance Officer and Phil Gillespie, Director and Chief Legal Officer. The address of each of these individuals is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

For its services to the Portfolios, SSgA FM receives an advisory fee based on the assets of the Portfolios as indicated in the following table:

Portfolio	Advisory Fee
Fixed Income Index Portfolios

EQ/Intermediate Government Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

EQ/Core Bond Index Portfolio	0.02% of the Portfolio’s average daily net assets up to and including $2 billion; 0.015% of the Portfolio’s average daily net assets in excess of $2 billion.

AXA Equitable (the Portfolios) is responsible for the payment of advisory fees to SSgA. Effective on or about January 15, 2009, the management fee with respect to each Portfolio is as follows: 0.35% of the Portfolio’s average daily net assets.

Information regarding other comparable funds for which SSgA serves as an adviser is provided in Appendix A to this Information Statement.

* * * * *

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board of Trustees, the Portfolios may engage in brokerage transactions with brokers that are affiliates of the Investment Manager or the Advisers, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Investment Manager or Advisers. For the fiscal year ended December 31, 2008, the Government Bond Index Portfolio paid [$        ] in brokerage commissions to [            ]. For the fiscal year ended December 31, 2008, the Core Bond Index Portfolio paid [$        ] in brokerage commissions to [                    ].

Control Persons and Principal Holders [to be completed]

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of [            , 2009]. AXA Equitable is organized as a New York corporation and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company. As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to each portfolio. As of [            , 2009], the Trustees and Officers of the Trust owned Contracts entitling them to provide voting instructions in the aggregate with respect to less than one percent of the beneficial interest of each of the Portfolios.

The following table sets forth information regarding the shareholders who owned beneficially or of record 5% or more of any class of shares of each of the Government Bond Index Portfolio and the Core Bond Index Portfolio as of [            , 2009].

Shareholder	Portfolio	Number of Shares Owned/Class	Percentage of Portfolio
EQ/Intermediate Government Bond Index Portfolio

EQ/Core Bond Index Portfolio

A copy of the Trust’s 2008 Semi-Annual Report is enclosed.

Appendix A

SSgA Funds Management, Inc. [to be completed]